Exhibit 10.9

Banco Santander Central Hispano, S.A.
For the attention of Mr. Jose Antonio Soler
Ciudad Grupo Santander
28660 Boadilla del Monte
Spain

22 June 2007

Dear Sirs,

We refer to the two Standby Underwriting Commitment letters, the Fee letter, and the Cover letter, each dated as of 5 May 2007, as amended on 8 May 2007, in relation to ABN AMRO Holding N.V.

We confirm hereby our agreement to replace the date of 5 June 2007 as the latest date for the Banks to make a formal offer for the entire issued and to be issued share capital of ABN AMRO Holding N.V. in each of the abovementioned documents by the date of 30 September 2007.

All the terms contained in the mentioned documents remain unvaried in their entirety, except as expressly modified herein.

Yours faithfully,

For and on behalf of Dresdner Bank AG, London Branch

/s/ Jonathan Roe		/s/ Ken Robins

Name:	Jonathan Roe	Name:	KEN ROBINS
Title:	MANAGING DIRECTOR	Title:	MANAGING DIRECTOR